Exhibit 10.50
EMLOYMENT CONTRACT

This Employment Contract (“Contract”) is entered into by and between Amarillo Biosciences, Inc., a Texas corporation (“Employer”) and Joseph M. Cummins (“Employee”). ABI and its controlled subsidiaries shall be hereinafter collectively referred to as “ABI Companies”. Employer hereby employs Employee, and Employee accepts employment, on the following terms and conditions.

ARTICLE I
TERM OF EMPLOYMENT

1.01. By this Contract, Employer employs Employee, and Employee accepts employment with Employer starting September 10, 2006, and with such ABI Companies as Employer shall designate, until this Contract shall have been terminated by either party by the serving of three months’ advance, written notice of such termination upon the other party.

ARTICLE II
COMPENSATION

2.01. As compensation for all services rendered under this Contract, Employee shall be paid by Employer a salary of ONE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($175,000.00) per YEAR, payable at least monthly during the term of this Contract. The amount paid is to be prorated for any partial employment period. Furthermore, Employee recognizes that Employer may experience periodic cash shortages, and in such event, Employee will accept partial (no more than 50%) payment in Employer’s voting common stock, which stock shall be registered by Employer on Form S-8, or other suitable registration statement.

ARTICLE III
DUTIES OF EMPLOYEE

3.01. Employee is employed as President, Chief Executive Officer and Chairman of the Board of Directors of Employer, and shall work at the corporate offices in Amarillo, Texas. Employee shall perform the duties of as President, Chief Executive Officer and Chairman of the Board of Directors, as such duties may be further set fourth in the Bylaws of Employer, or by resolution of the Board of Directors of Employer. Employee shall devote his entire productive time, ability, attention and energies to the business of Employer during the term of this Contract, and during such time, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior consent of the Board of Directors of Employer.

ARTICLE IV
EMPLOYEE’S OBLIGATIONS AS TO INSURANCE

4.01. Employee agrees to submit to physical examination as may be required for the obtaining by Employer of insurance on Employee’s life, and agrees to consent to the issuance of a policy or policies of insurance on his life, such policies to be owned by Employer, and naming Employer as beneficiary. Upon termination of Employee’s employment for any reason, and if requested by Employee, Employer shall assign any such policy to Employee, so that Employee shall have the option of keeping the policy in force at Employee’s expense. The forgoing notwithstanding, Employer shall be entitled to retain the accumulated cash value of any such policy.

ARTICLE V
EMPLOYEE BENEFITS

5.01. If Employer provides hospital, surgical, medical, dental, group life insurance, or other fringe benefits to its employees, or any of them, at any time during the term of this Contract, Employee shall be entitled to participate in such benefits, on terms and conditions at least as favorable as those accorded to other employees of Employer, subject to insurability.

ARTICLE VI
REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

6.01. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment and travel. Employer will reimburse Employee for all such expenses upon Employee’s presentation of written expense vouchers, itemizing such expenditures.

ARTICLE VII
PROPERTY RIGHTS OF PARTIES

7.01. Employee has had access to and become familiar with, and during the term of continued employment, will continue to have access to and become familiar with, various trade secrets, consisting of formulas, devices, secret inventions, processes, compilations of information, records, and specifications owned by ABI Companies and regularly used in the operation of ABI Companies. Employee shall not disclose any such trade secrets directly or indirectly nor use them in any way either during the term of this Contract or at any time thereafter except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment and similar items relation to the business of ABI Companies, whether or not prepared by Employee, shall remain the exclusive property of ABI Companies and shall not be removed from the premises of Employer under any circumstances, except in pursuit of the trade and business of ABI Companies.

7.02. On the termination of employment or whenever requested by Employer, Employee shall immediately deliver to Employer all property in Employee’s possession or under Employee’s control belonging to ABI Companies, including but not limited to all accounting records, computer terminals and tapes, disks, or other data storage mechanisms, accounting machines, and all office furniture and fixtures, supplies and other personal property in the possession or under the control of Employee, in good condition, ordinary wear and tear excepted, and including without limitation all correspondence files, research date, and patent information or data, of every sort.

7.03.  With the exception of inventor royalties currently owned by Employee, arising out of his previous employment by the University of Illinois and Texas A&M University, and relating to certain royalty payments receiv-able by Employee with respect to certain licenses heretofore granted by said Universities, Employee hereby promises and agrees to convey and assign to Employer any and all other rights or interests he may now have in and to trade secrets, formulas, devices, inventions, processes, patents, applica-tions, continuations, copyrights, trademarks, compilations of information, records, specifications, rights, interests and data of every other sort, affecting or pertaining directly or indirectly to the business of ABI Companies as now conducted, or to the patents, trade secrets, and other rights not owned by ABI Companies. In further clarification of the preceding sentence, it is not Employee's intention to retain individual-ly any such rights or interests, other than those heretofore specifically excepted. Except for the rights heretofore excepted, Employee does not claim any rights or interests in and to trade secrets, formulas, devices, inventions, processes, patents, applications, continuations, copyrights, trade-marks, compilations of information, records, specifications, rights, interests and data of any other sort, affecting or pertaining directly or indirectly to the business of ABI Companies as now conducted, or to the patents, trade secrets, and other rights now owned by ABI Companies.

7.04. Employee agrees that he will promptly and fully inform and disclose to Employer all inventions, designs, improvements and discoveries that Employee may have during the term of this Contract that pertain or relate to the business of ABI Companies or to any experimental work carried on by ABI Companies, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of Employer. Employee shall assist ABI Companies in obtaining patents on all such inven-tions, designs, improvements and discoveries deemed patentable by ABI Companies, and shall execute all documents and do all things necessary to obtain such patents for Employer or ABI Companies.

7.05. It is contemplated that Employee in the course of his employment will be engaged in work involving various patents and secret processed owned by ABI Companies. All experiments, developments, formulas, patterns, devices, secret inventions and compilations of information, records and specifications regarding such matter are trade secrets, which Employee shall not disclose directly or indirectly to anyone other than ABI Companies or their agents, or use in any way either during the term of this Contract or at any time after the termination of this Contract, except as required in the course and scope of his employment.

7.06. During the term of this Contract, Employee shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stock holder, corporate office, director, or in any other individual or representative capacity engage or participate in any business that is in competition in any manner whatsoever with the business of ABI Companies, excluding any cattle derived dietary supplements; provided, however, that Employee may without restriction invest in professionally managed mutual funds and Employee may purchase, own and sell stock or other securities, as long as Employee is not directly or indirectly through one or more intermediaries in control of or controlled by or under common control with any such company. Furthermore, upon the termination of this Contract, Employee expressly agrees not to engage or participate directly or indirectly in any business that is in competition with the business of ABI Companies, for a period of three (3) years; and further provided, that no business will be considered to be in competition with ABI Companies unless its business relates to the manufacture, sale, testing or development of products containing alpha interferon. Employer and Employee recognize and agree that ABI Companies may obtain or develop additional technologies from time to time, and if that is the case, Employer may expand the terms of this non-competition provision by giving written notice to Employee of the additional technologies that are to be protected.

7.07. In the event of a breach of Employee of any provisions of this Article VII, the parties hereto agree that Employer, in addition to any other remedies to which Employer may be entitled at law, shall be entitled to the remedy of specific performance, it being understood and agreed by the parties hereto that damages may be difficult to ascertain, and that an award of damages would in all probability not sufficiently compensate Employer for any breach of Employee of such provisions. ABI Companies are intended third-party beneficiaries of the provisions of this Article VII.

ARTICLE VIII
STOCK OPTION

8.01. Employer hereby grants to Employee non-transferable stock options to purchase 400,000 shares of Employer’s voting common stock, subject to the terms and conditions hereinafter set forth in this Article VIII. Where required by applicable laws or regulation, or by administrative necessity, the Board of Directors of Employer may prescribe additional terms and conditions regarding the issuance and administration of the stock option, as long as such additional terms and conditions do not conflict with the terms and conditions hereinafter set forth.

8.02. The options granted pursuant to Section 8.01 above, shall be exercisable as follows:

a.	as to 100,000 shares, between September 10, 2007 and September 9, 2012, inclusive;

b.	as to 100,000 shares, between September 10, 2008 and September 9, 2013, inclusive; and

c.	as to 100,000 shares, between September 10, 2009 and September 9, 2014, inclusive; and

d.	as to 100,000 shares, between September 10, 2010 and September 9, 2015, inclusive.

The exercise price for all options shall be the closing price of ABI stock on September 8, 2006.

The foregoing notwithstanding, no options which are not already theretofore exercisable shall become exercisable at any time after the termination of Employee’s full time active employment with Employer.

8.03. In the event of death or complete disability of Employee, or a voluntary termination of employment (which shall include the resignation of Employee, or the giving of a notice of termination of this Contract, or a successor or amended employment contract, by Employee pursuant to Section 1.01, above), Employee (or if applicable, Employee’s estate or personal representative) shall have a period of sixty (60) days within which to exercise any matured (exercisable) options which have not theretofore been exercised; and after the expiration of said sixty (60) day period, such options shall expire and be of no further force or effect. In the event of notice of a pending or completed Change in Control, as hereinafter defined, all options held by Employee under this Employment Contract shall be immediately exercisable, and Employee shall thereupon have a period of sixty (60) days within which to exercise any or all of such options; and after the expiration of said sixty (60) day period, such options shall expire and be of no further force or effect.

For purposes of this Agreement, “Change in Control” shall mean when any entity, person or group other than Employer or a Subsidiary of Employer or Hayashibara Biochemical Laboratories, Inc. or an affiliate thereof acquires shares of Employer in a transaction or series of transactions that result in such entity, person or group directly or indirectly owning beneficially fifty-one percent (51%) or more of Employer’s outstanding shares of voting common stock.

8.04. Stock for Stock Exercise. Where Employee so elects by written notification to Employer prior to or simultaneously with the exercise of one or more options, the exercise may be accomplished on a “stock for stock” basis as follows: in lieu of payment to Employer of the cash exercise price with respect to the options exercised, there shall be calculated the number of shares that could be purchased for the cash exercise price; and that number of shares shall be deducted from the shares issuable to Employee, with respect to that option exercise.

8.05. The stock options herein granted are not qualified or incentive stock options within the meaning of the Internal Revenue Code of 1986, or successor provisions. Employer has provided no tax advice to Employee with respect to the taxation of the grant and/or exercise of such options, and/or the disposition of the underlying shares, and Employee has been advised to consult with his own tax advisor regarding such matters. Furthermore, the underlying shares will not be registered with the SEC, and will therefore be “Restricted Securities” within the meaning of Rule 144, promulgated under the Securities Act of 1933. Employer cannot insure that its securities will continue to qualify for sale or resale under Rule 144, and in the event Rule 144 should at some time be no longer available with regard to such sales, Employee might find it difficult or impossible to sell the option shares.

ARTICLE IX
ENTIRETY OF AGREEMENT; AMENDMENTS; SURVIVAL

9.01. This Contract supersedes all other agreements, either oral or in writing, between the parties to this Contract with respect to the employment of Employee by Employer. This Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

9.02. This Contract may be amended only by an instrument signed in writing by both parties; and provided further, that no amendment may be executed on behalf of Employer, except pursuant to a resolution of the Board of Director of Employer.

9.03. The following provisions shall survive the expiration of this Agreement: ARTICLES VII, VIII, and IX.

IN WITNESS WHEREOF, this Contract is executed by the undersigned as of this 10th day of September, 2006.

EMPLOYEE:	EMPLOYER:
AMARILLO BIOSCIENCES, INC.

/s/ Joseph M. Cummins	/s/ Gary W. Coy
Joseph M. Cummins	Gary W. Coy, VP, CFO